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Exhibit 99.1

Focal Contact:
Dawn Benchelt
312-895-8507
 ir@focal.com

FOR IMMEDIATE RELEASE

Focal Communications Corporation Announces Reorganization Plan and Agreement with Senior Bank Lenders

        CHICAGO, December 19, 2002—Focal Communications Corporation (OTCBB: FCOM), a leading national communications provider of local phone and data services, announced today that it has reached agreement with its senior bank lenders and senior secured convertible noteholders as part of an overall reorganization plan which will reduce the Company's outstanding senior secured debt and strengthen its competitive position. The Company announced that it has agreements in place to exchange approximately $109 million of its senior secured convertible notes into new common equity and $65 million of redeemable preferred equity, and to prepay $15 million under its senior secured bank credit facility. The plan has the support of the Company's senior bank lenders and senior secured convertible noteholders, and provides for no disruption to the Company's employees, customers, trade creditors, or overall operations.

        To facilitate the reorganization and with the support of its Board of Directors, senior bank lenders and senior secured convertible noteholders, the Company today filed a voluntary, pre-negotiated Chapter 11 bankruptcy petition with the United States Bankruptcy Court for the District of Delaware. The pre-negotiated Chapter 11 filing should allow the Company to promptly file its plan of reorganization and complete its reorganization in an expeditious manner. The Chapter 11 bankruptcy filing was done on a consolidated basis and includes Focal Communications Corporation, the parent company, and all of its operating subsidiaries.

        Kathleen Perone, Focal's president and chief executive officer, commented, "Reaching an agreement with the bank lenders and the convertible noteholders is a major step in our reorganization process. We are committed to completing our reorganization as quickly as possible and are targeting emergence from bankruptcy in the first half of 2003. We will continue to offer the high level of service that our customers have come to expect from us during our restructuring process and beyond."

        Ms. Perone continued, "Our financial restructuring is critical in positioning us for the future by providing us with a significantly improved capital structure. I am confident that with the support of our dedicated employees, suppliers and customers, Focal will emerge from this reorganization as a stronger and more competitive company."

        Focal has signed agreements with its existing bank lenders and senior secured convertible noteholders to support a recapitalization of the Company. The principal terms of the reorganization plan include:

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  Payment of $15.0 million to reduce borrowings outstanding under the Company's senior secured bank credit facility; and

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  Exchange of the approximately $109 million of senior secured convertible notes into new common equity and $65.0 million of redeemable preferred equity.

        The implementation of the pre-negotiated plan of reorganization is dependent upon a number of conditions typical in similar reorganizations, including bankruptcy court approval of the plan and related solicitation materials. Additional terms and conditions of the reorganization plan will be outlined in a Disclosure Statement which will be sent to security holders entitled to vote on the plan of reorganization after it is approved by the bankruptcy court. The Company expects to file a Plan of Reorganization and Disclosure Statement with the bankruptcy court within a few days.

        The securities discussed in this news release as issuable pursuant to the proposed plan of reorganization will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        About Focal

        Focal Communications Corporation (www.focal.com) is a leading national communications provider. Focal offers a range of solutions, including local phone and data services, to communications-intensive customers. Approximately half of the Fortune 100 use Focal's services, in 23 top U.S. markets.

        Statements in this press release that are not strictly historical, including statements as to plans, intentions and future performance are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the future results indicated, expressed or implied, in such forward-looking statements. Risks and uncertainties that could impact future events or results include, but are not limited to, the following: receipt of the requisite support pursuant to federal bankruptcy laws for the proposed plan of reorganization from those entitled to vote on the proposed plan of reorganization; meeting the requirements of the federal bankruptcy code for confirmation of the proposed plan of reorganization; judicial approval of the proposed plan of reorganization in accordance with all relevant bankruptcy laws; the potential adverse impact of the Chapter 11 proceedings on Focal's liquidity or results of operations; macroeconomic developments (including, without limitation, consequences of the war on terrorism) affecting the global or national economy generally or the telecommunications industry in particular; the pace at which new competitors enter Focal's markets; the successful introduction and expansion of service offerings; competitive responses of other carriers; the execution and renewal of interconnection agreements with incumbent local exchange carriers on terms satisfactory to Focal; Focal's ability to enter into and maintain agreements for transport facilities and services, including Internet transit services; acceptance of Focal's services by new and existing customers; Focal's ability to attract and retain talented employees; the outcome of legal and regulatory proceedings regarding reciprocal compensation for Internet-related calls and the impact of changes in laws and regulations that govern reciprocal compensation; Focal's ability to obtain sufficient capital on acceptable terms and on a timely basis; Focal's ability to obtain and maintain any required governmental authorizations, franchises or permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions; regulatory, legislative, and judicial developments (including developments relating to reciprocal compensation) affecting the communications industry and Focal's business; Focal's ability to collect its accounts receivable in a timely manner; and effective management of administrative, technical, operational, and financial issues presented by Focal's business plan. Investors are directed to examine Focal's SEC filings, which more fully describe the risks and uncertainties associated with Focal's business.

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  Exhibit 99.1